Exhibit (a)(138)

Dear Fellow Employee:

Today, our board of directors received notice that Oracle has nominated four individuals to run for election to PeopleSoft’s board of directors at our 2005 annual meeting next spring.

We believe that Oracle has nominated this slate to allow Oracle to purchase PeopleSoft for an inadequate price that does not reflect our company’s real value. We expect that Oracle will conduct a very public “proxy contest” in the time leading up to the 2005 annual meeting in an attempt to get their nominees elected.

In addition, we’d like to give you a brief update on the situation in Delaware. The Board looks forward to explaining to the Delaware Chancery Court the basis for its decision to reject Oracle’s latest offer when, as expected, the proceedings continue on December 13th and December 14th.

As the meeting approaches, you are likely to see an increasing number of headlines, interviews, and advertisements. Those of you who are stockholders are also likely to receive mail. As always, it is important for PeopleSoft to speak with one voice, so we ask that you not speak with any reporters and that if you do receive any media inquiries, please forward them to Steve Swasey at (925) 694-5230.

Please don’t let all of the headlines, ads, and rhetoric distract you. Instead, let it continue to energize you to deliver, just as you have been doing. With our robust pipeline and a solid business plan that positions us for growth in 2005 and beyond, we feel very confident that PeopleSoft has a bright future. With your continuing hard work, we know that PeopleSoft will deliver.

We will continue to keep you advised.

Sincerely,

Kevin and Phil

Forward-Looking Statements

This letter may contain forward-looking statements that state PeopleSoft’s intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often include use of the future tense, words such as “will,” “intends,” “anticipates,” expects,” and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Forward-looking statements in this letter include those relating to PeopleSoft’s anticipated future prospects, actions and performance, and the anticipated proxy contest. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the costs and disruption to PeopleSoft’s business arising from the Oracle tender offer and related litigation; the Company’s ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, each as filed with the SEC and available without charge at www.sec.gov and www.peoplesoft.com.

Important Additional Information

PeopleSoft’s Board of Directors will be soliciting proxies for use at the 2005 Annual Meeting of Stockholders, and any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2005 Annual Meeting. Promptly after filing its definitive proxy statement for the 2005 Annual Meeting with the SEC, PeopleSoft will mail the 2005 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Innisfree M&A Incorporated to assist it in soliciting proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to Innisfree M&A Incorporated for such services and to indemnify Innisfree M&A Incorporated and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, and directors, officers and employees of PeopleSoft may solicit proxies for the 2005 Annual Meeting, although no additional compensation will be paid in connection with any such solicitation.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer that contains information regarding the potential interests of members of the Board of Directors and members of management in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of February 10, 2004 is contained in PeopleSoft’s definitive proxy statement for the 2004 Annual Meeting of Stockholders, dated February 20, 2004. PeopleSoft stockholders should read the Schedule 14D-9 and the 2005 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2005 Proxy Statement (when filed), the 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.